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                                                                   EXHIBIT 10.37


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                         CERTIFICATE PURCHASE AGREEMENT

                          Dated as of November 10, 1999

                                      among

                                 NEXTBANK, N.A.,
                       as the Transferor and the Servicer,

                      VARIABLE FUNDING CAPITAL CORPORATION,
                                as the Purchaser,

                                       and

                          FIRST UNION SECURITIES, INC.,
                           as the Administrative Agent





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                                TABLE OF CONTENTS

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                                                                                           Page
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                                   ARTICLE ONE
                                   DEFINITIONS
Section 1.01. Defined Terms..............................................................    2
Section 1.02. Accounting Terms; Other Terms..............................................    8
Section 1.03. Other Rules of Construction................................................    9
Section 1.04. Computation of Time Periods................................................    9


                                   ARTICLE TWO
                     PURCHASE AND SALE; PURCHASE COMMITMENT

Section 2.01. Purchase and Sale of the Certificates......................................   10
Section 2.02. Purchase Price.............................................................   10
Section 2.03. Increases and Decreases in the Invested Amount.............................   10
Section 2.04. Commitment Fee.............................................................   10
Section 2.05. Termination or Reduction of the Purchase Commitment; Scheduled
                 Liquidity Termination Date..............................................   11
Section 2.06. Calculation and Payment of Monthly Interest and Fees; Selection of
                 Commercial Paper Note Maturities........................................   11
Section 2.07. Increased Costs............................................................   12
Section 2.08. Increased Capital..........................................................   13
Section 2.09. Taxes......................................................................   14


                                  ARTICLE THREE
                                     CLOSING

Section 3.01. Closing....................................................................   17
Section 3.02. Transactions to be Effected at the Closing.................................   17


                                  ARTICLE FOUR
                         PURCHASER CONDITIONS PRECEDENT

Section 4.01. Conditions Precedent to the Purchase of the Certificates...................   18
Section 4.02. Conditions Precedent to Invested Amount Increases..........................   19


                                  ARTICLE FIVE
                         TRANSFEROR CONDITIONS PRECEDENT

Section 5.01. Conditions Precedent to the Sale of the Certificates.......................   20
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
                                   ARTICLE SIX
                         REPRESENTATIONS AND WARRANTIES

Section 6.01. Representations and Warranties of the Transferor and Servicer..............   21
Section 6.02. Representations and Warranties of the Purchaser and the Administrative
                 Agent...................................................................   24


                                  ARTICLE SEVEN
                           COVENANTS OF THE TRANSFEROR

Section 7.01. Access to Information......................................................   26
Section 7.02. Reporting Requirements of the Transferor...................................   26
Section 7.03. Optional Repurchase........................................................   27
Section 7.04. Location of Chief Executive Office.........................................   27


                                  ARTICLE EIGHT
                                 INDEMNIFICATION

Section 8.01. Indemnification by the Transferor and the Servicer.........................   28
Section 8.02. Costs and Expenses.........................................................   28


                                  ARTICLE NINE
                            THE ADMINISTRATIVE AGENT

Section 9.01. Authorization and Action...................................................   30
Section 9.02. Administrative Agent's Reliance, Etc.......................................   30
Section 9.03. Administrative Agent and Affiliates........................................   31
Section 9.04. Purchase Decision..........................................................   31
Section 9.05. Indemnification............................................................   31
Section 9.06. Successor Administrative Agent.............................................   32


                                   ARTICLE TEN
                                  MISCELLANEOUS

Section 10.01. Amendments, Etc...........................................................   33
Section 10.02. Notices, Etc..............................................................   33
Section 10.03. No Waiver; Remedies.......................................................   34
Section 10.04. Binding Effect; Assignability.............................................   34
Section 10.05. Certificates as Evidence of Indebtedness..................................   36
Section 10.06. Governing Law.............................................................   36
Section 10.07. No Proceedings............................................................   36
Section 10.08. Execution in Counterparts.................................................   37
Section 10.09. No Recourse...............................................................   37
Section 10.10. Confidentiality...........................................................   38
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        THIS CERTIFICATE PURCHASE AGREEMENT dated as of November 10, 1999, is among NEXTBANK, N.A., a national banking association ("NextBank"), as Transferor and Servicer, VARIABLE FUNDING CAPITAL CORPORATION, a Delaware corporation (the
"Purchaser"), and FIRST UNION SECURITIES, INC, a Delaware corporation ("First
Union Securities"), as administrative agent (the "Administrative Agent") for the
Purchaser and the other "Owners" (as defined below).

        In consideration of the representations, warranties and agreements herein contained, the parties agree as follows:

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                                   ARTICLE ONE

                                   DEFINITIONS

        Section 1.01. Defined Terms. As used herein, the following terms shall have the meanings specified below. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Pooling and Servicing Agreement or the Supplement, as the case may be.

        "Act" means the Securities Act of 1933, as amended.

        "Additional Amounts" means, for each Interest Period, an amount equal to the sum of (i) the aggregate amount payable to all Affected Parties pursuant to Sections 2.07, 2.08 and 2.09 in respect of such Interest Period and (ii) the aggregate of such amounts with respect to prior Interest Periods which remain unpaid.

        "Affected Party" means the Purchaser, the Administrative Agent, First
Union, each Liquidity Provider, any permitted assignee of the Purchaser or any Liquidity Provider, any Enhancement Provider and any assignee of any Enhancement
Provider.

        "Agreement" means this agreement and any supplements, amendments, exhibits and schedules hereto.

        "Alternate Base Rate" means, on any date, a fluctuating rate of interest per annum equal to the greater of (i) the rate of interest most recently announced by First Union National Bank at its principal office in Charlotte, North Carolina as its prime rate; and (ii) the Federal Funds Rate plus the Federal Funds Margin.

        "Alternative Rate" means, with respect to any Interest Period (or portion thereof), an interest rate per annum equal to the Eurodollar Rate
(Reserve Adjusted); provided, however, (i) upon the occurrence of an Alternative
Rate Date, the Alternative Rate with respect to the Purchaser will be the Alternate Base Rate for a period of three Business Days commencing on the Alternative Rate Date and (ii) upon the occurrence of the Alternative Rate
Event, the Alternative Rate will be the Alternate Base Rate.

        "Alternative Rate Date" means, if the Purchaser is the Owner, the date on which the Owner commences funding its share of the Invested Amount through means other than the issuance of Commercial Paper Notes.

        "Alternative Rate Event" means the occurrence or existence of any of the following events or conditions:

               (i) on or before the first day of such Interest Period, the Purchaser notifies the Administrative Agent that a Eurodollar Rate
        Disruption Event has occurred;

               (ii) the outstanding Certificate Principal Balance is less than $100,000;


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

               (iii) any Owner has notified the Administrative Agent on or before the applicable rate determination date that the Eurodollar Rate for any Interest Period (or portion thereof) does not accurately reflect the cost to such Owners of funding their respective investments in the Certificates for such Interest Period (or portion thereof), unless (a) such Owner is the Purchaser and the commercial paper rating on the Commercial Paper Notes has been downgraded to a level less than A-1 from Standard & Poor's and P-1 from Moody's for reasons unrelated to the investment of the Purchaser in the Certificates or (b) the Agent and the Transferor agree in writing to a different rate.

        "Applicable Margin" shall have the meaning specified in the Fee Letter.

        "Breakage Costs" means, for each Owner for each funding period, to the extent that an Owner is funding the maintenance of its investment in the Invested Amount during such funding period through the issuance of Commercial
Paper Notes or at the Eurodollar Rate (Reserve Adjusted), during which the amount of such investment is reduced (in whole or in part) prior to the end of the period for which it was originally scheduled to remain outstanding, whether as a result of the commencement of a Limited Amortization Period or otherwise
(the amount of such reduced investment being referred to as the "Allocated
Amount"), the excess of (i)the sum of (a) the discount or interest that would have accrued on the Allocated Amount during the remainder of such funding period if such reduction had not occurred and (b) other costs and expenses incurred by such owner as a result of such reduction (including costs incurred due to the related early termination of any agreement entered into for the purpose of hedging such Owner's obligations under this Agreement) over (ii) the net income scheduled to be received by such Owner from investing the Allocated Amount for the remainder of such funding period, it being understood that in investing such Allocated Amount such Owner will, but without limitation to its discretion, endeavor to minimize the associated Breakage Costs.

        "Business Day" means a day that is (i) a "Business Day" as such term is defined in the Pooling and Servicing Agreement and (ii) when used in connection with the Eurodollar Rate, a day on which dealings in Dollars are carried on in the London interbank market and, if the Eurodollar Rate is being determined pursuant to the second sentence of the definition of "Eurodollar Rate," in the eurodollar interbank market of the Administrative Agent's Eurodollar Office.

        "Certificate Documents" means the Pooling and Servicing Agreement, the
Series 1999-3 Supplement, each Receivables Purchase Agreement and the
Certificates.

        "Certificate Principal Balance" means, as of any date, the difference between (i) the sum of (a) the Initial Invested Amount, and (b) the aggregate principal amount of Invested Amount Increases pursuant to Section 4.10 on or prior to such date, and (ii) the aggregate amount of principal payments made to the Certificateholders on or prior to such date.

        "Certificate Rate" means, for any Interest Period, the Cost of Funds, adjusted, as necessary, to yield, when applied to the Certificate Principal
Balance, an amount sufficient to pay interest on the incremental effective principal balance of any funding resulting from the capitalization of interest during such Interest Period; provided, however, to the extent that a Pay Out
Event (other than a Pay Out Event occurring pursuant to Section 6.01(m) or (n) of the



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Supplement) is continuing for all or any portion of any Interest Period, the
Certificate Rate for such Interest Period shall be increased by a percentage equal to the product of (a) [*] and (b) a fraction having as its numerator, the number of days in such Interest Period that such Pay Out Event was continuing, and as its denominator, 360. On the Business Day immediately preceding each Determination Date, the Administrative Agent shall notify the Servicer and the Trustee of the Certificate Rate for the related Interest
Period.

        "Closing" shall have the meaning set forth in Section 3.01.

        "Closing Date" shall have the meaning set forth in Section 3.01.

        "Collection Date" means the earliest Business Day following the termination (as opposed to suspension) of the Revolving Period on which the Invested Amount shall have been reduced to zero and all other amounts due to the Owners shall have been paid in full.

        "Commercial Paper Notes" means short-term promissory notes issued or to be issued by the Purchaser to fund its investments in accounts receivable and other financial assets.

        "Commitment Fee Rate" shall have the meaning specified in the Fee
Letter.

        "Cost of Funds" means, for any Interest Period, the weighted average
(based upon time and dollar amount) of the following rates applicable during such Interest Period for each Owner, to the extent such Owner (i) is the Purchaser and funds its share of the Certificate Principal Balance for such Interest Period by issuing Commercial Paper Notes, a rate equal to the CP Rate for such Interest Period and (ii) either (a) is not the Purchaser or (b) is the Purchaser and funds its share of the Invested Amount for such Interest Period other than by issuing Commercial Paper Notes, a rate equal to the Alternative
Rate for such Interest Period or such other rate as the Administrative Agent and the Transferor shall agree to in writing.

        "CP Rate" means with respect to any Interest Period (or portion thereof), the sum of (a) the Applicable Margin and (b) the per annum rate calculated to yield the Weighted Average Cost related to the issuance of Commercial Paper Notes that are allocated, in whole or in part by the Purchaser
(or by the Administrative Agent) to fund or maintain its interest in the Certificates during such Interest Period (or portion thereof) and all interests in receivables or other financial assets of Other Pool Transferors, if any, held by the Purchaser; provided, however, that if any component of such rate is a discount rate, in calculating the "CP Rate" for such Interest Period (or portion thereof) the Purchaser shall for such component use the rate resulting from converting such discount rate to an interest-bearing equivalent rate per annum, and provided, further, that at all times following the occurrence of a Pay Out
Event, the "CP Rate" for any Interest Period (or portion thereof) shall be the Alternative Rate in effect from time to time.

        "Enhancement Agreement" means and includes any agreement (other than any Liquidity Agreement) outstanding from time to time for the benefit of the Purchaser providing for the issuance of one or more letters of credit or surety bonds for the account of the Purchaser, the making of loans to the Purchaser or any other extensions of credit to or for the account of the Purchaser to support all or any part of the Purchaser's payment obligations under its Commercial
Paper Notes or to provide an alternate means of funding the Purchaser's investments in accounts

*Confidential treatment requested.

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


receivable or other financial assets, in each case, as amended, supplemented or otherwise modified from time to time.

        "Enhancement Provider" means and includes First Union, First Union
Securities and any other or additional bank, financial guaranty insurance company or other financial institution now or hereafter extending credit or having a commitment to extend credit to or for the account of the Purchaser under an Enhancement Agreement so long as such other or additional bank, financial guaranty insurance company or other financial institution is, at the time of each extension of such credit and each occurrence of a commitment to extend such credit, First Union, First Union Securities or a Person consented to in writing by the Transferor (such consent not to be unreasonably withheld).

        "Eurocurrency Liabilities" shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

        "Eurodollar Office" means such office or offices through which the Administrative Agent determines the Eurodollar Rate, which office or offices may, at the option of the Administrative Agent, be either domestic or foreign.

        "Eurodollar Rate (Reserve Adjusted)" means, with respect to any Interest
Period (or portion thereof), the sum of (i) the Applicable Margin and (ii) the per annum rate of interest (rounded upward, if necessary, to the nearest whole multiple of 1/16th of one percent per annum) determined by dividing (a) the LIBOR Rate by (b) one minus the Eurodollar Reserve Percentage (expressed as a decimal).

        "Eurodollar Rate Disruption Event" means, for any Owner for any Interest
Period, (i) a determination by such Owner that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the London interbank market to fund or maintain its investment in the Certificates for such Interest Period or
(ii) the inability of such Owner to obtain United States Dollars in such market to fund its investment in the Certificates for such Interest Period.

        "Eurodollar Reserve Percentage" means, with respect to any Interest
Period (or portion thereof), the reserve percentage (rounded upwards, if necessary, to the nearest 1/16th of one percent per annum) applicable during such Interest Period (or portion thereof) (or, if more than one such percentage shall be so applicable during such Interest Period, the daily average of such percentages for those days in such Interest Period (or portion thereof) during which any such percentages shall be in effect) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for First Union with respect to liabilities or assets consisting of or including
Eurocurrency Liabilities having a term equal to such Interest Period (or portion thereof).

        "Excluded Taxes" shall have the meaning specified in Section 2.09(a).

        "Federal Bankruptcy Code" means the bankruptcy code of the United States of America codified in Title 11 of the United States Code.


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

        "Federal Funds Margin" shall have the meaning in the Fee Letter.

        "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the federal funds rates as quoted by First Union and confirmed in Federal Reserve
Board Statistical Release H.15 (519) or any successor or substitute publication selected by First Union (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of First Union, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time).

        "Fee Letter" means the letter agreement, dated as of the Closing Date, among the Transferor, NextBank, the Purchaser and the Administrative Agent, setting forth, among other things, the Commitment Fee Rate, Federal Funds
Margin, the Applicable Margin and certain other fees payable by the Transferor under or in connection with this Agreement, as the same may be amended, restated or otherwise modified from time to time.

        "First Union" means First Union National Bank, a national banking association, and its successors or assigns.

        "First Union Securities" means First Union Securities, Inc., a North
Carolina corporation, and its successors.

        "Governmental Actions" means any and all consents, approvals, permits, orders, authorizations, waivers, exceptions, variances, exemptions or licenses of, or registrations, declarations or filings with, any Governmental Authority required under any Governmental Rules.

        "Governmental Rules" means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

        "Interpretation" as used in Sections 2.07 and 2.08 with respect to any law or regulation, means the interpretation or application of such law or regulation by any Governmental Authority (including any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government), central bank, accounting standards board, financial services industry advisory body or any comparable entity.

        "LIBOR Rate" means, with respect to any Interest Period (or portion thereof), an interest rate per annum equal to the average (rounded upward to the nearest one-sixteenth (1/16) of one percent) per annum rate of interest determined by First Union on the basis of the offered rates for deposits in dollars for a term equal to the Interest Period (or portion thereof), and commencing on the first day of such Interest Period, appearing on Telerate Page
3750 (or, if, for any reason, Telerate Page 3750 is not available, the Reuters
Screen LIBO Page) as of 11:00 A.M. (London time) on the Business Day which is the second Business Day immediately preceding the first day of the applicable
Interest Period. If neither Telerate Page 3750 nor the Reuters Screen LIBO Page is available, then the LIBOR Rate shall be the rate determined by First Union at its principal office in Charlotte, North Carolina as its LIBOR Rate (each such determination, absent



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manifest error, to be conclusive and binding on all parties hereto and their assignees) as of two Business Days prior to the applicable Interest Period as the rate at which deposits in same day funds in U.S. dollars are being, have been, or would be offered or quoted by First Union to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 A.M.
(Charlotte, North Carolina time) on the Business Day which is the second
Business Day immediately preceding the first day of the applicable Interest
Period for delivery on the first day of such Interest Period for a term equal to such Interest Period.

        "Liquidity Agreement" means and include (i) the Liquidity Agreement of even date herewith among the Purchaser, First Union Securities and the Liquidity
Providers supporting the Purchaser's payment obligations with respect to the Commercial Paper Notes issued to fund its purchase or maintenance of the Certificates hereunder, as amended, supplemented or otherwise modified from time to time, and (ii) any other agreement outstanding from time to time for the benefit of the Purchaser providing for the sale by the Purchaser of undivided percentage interests in the Certificates or the making of loans or other extensions of credit to support all or part of the Purchaser's payment obligations under the Commercial Paper Notes issued to fund its purchase or maintenance of the Certificates or to provide an alternate means of funding the Purchaser's investment in the Certificates hereunder, and under which the amount available from such sale or such extension of credit is limited to an amount calculated by reference to the value or eligible unpaid balance of such Certificates or any portion thereof or the level of credit enhancement available with respect thereto, in each case as amended, supplemented or otherwise modified from time to time.

        "Liquidity Provider" means a financial institution providing liquidity support to or for the account of the Purchaser pursuant to or in connection with a Liquidity Agreement, so long as, at the time of each extension of such support and each occurrence of a commitment to extend such support, such financial institution is First Union, First Union Securities or a Person consented to in writing by the Transferor (such consent not to be unreasonably withheld).

        "Liquidity Reduction Date" means either (a) unless the applicable
Liquidity Provider is earlier replaced by the Administrative Agent with a commercial bank satisfactory to the Administrative Agent having a commercial paper or short-term deposit rating of A-1+ from Standard & Poor's and P1 from Moody's, the latest of (i) the day on which any portion of the commitment of any Liquidity Provider to provide liquidity support to the Purchaser in connection with the Certificates shall be terminated, (ii) such later date as the Administrative Agent may specify and (iii) the first Business Day that is at least 90 days after delivery by the Administrative Agent to the Transferor of written notice that the commitment of any Liquidity Provider to provide liquidity support to the Purchaser in connection with the Certificates shall be terminated or (b) unless the applicable Liquidity Provider is earlier replaced by the Administrative Agent with a commercial bank satisfactory to the Administrative Agent having a commercial paper or short-term deposit rating of A-1+ from Standard & Poor's and P1 from Moody's the latest of (i) the first
Business Day that is 30 days after the date on which a Liquidity Provider is downgraded to a level less than that required by the rating agencies rating the commercial paper notes of the Purchaser (a "Downgrade Event"), (ii) such later date as the Administrative Agent may specify and (iii) the first Business Day that is at least 30 days after delivery by the Administrative Agent to the Transferor of written notice of the applicable Downgrade Event.


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        "Losses" shall have the meaning set forth in Section 8.01(a).

        "Monthly Interest" means with respect to any Distribution Date, an amount equal to the sum of (i) the product of (a) the Certificate Rate in effect with respect to the Interest Period ending immediately prior to such Distribution Date, (b) the average daily Certificate Principal Balance during such Interest Period and (c) a fraction the numerator of which is the actual number of days in such Interest Period and the denominator of which is 360, plus
(ii) all Breakage Costs incurred by Owners during the immediately preceding
Interest Period.

        "NextCard"  means NextCard, Inc., a Delaware corporation.

        "Other Pool Transferors" means all other Persons that transfer interests
(including security interests) in receivables or other financial assets to the Purchaser to the extent that such interests in receivables or other financial assets are aggregated with the interest of the Purchaser in the Certificates and funded on a pooled basis by the Purchaser.

        "Other Taxes" means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment or deposit required to be made hereunder, under the Pooling and Servicing Agreement or the Supplement or from the execution, delivery or registration of, or otherwise with respect to, any of the foregoing.

        "Owner" means the Purchaser and all other owners by assignment, participation or otherwise of a Certificate or any interest therein.

        "Pooling and Servicing Agreement" means the Amended and Restated Pooling and Servicing Agreement, dated as of May 21, 1999, among the Transferor, the Servicer and the Trustee, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

        "Purchase Commitment" means the commitment of the Purchaser to acquire interests in the Certificates at a maximum Certificate Principal Balance outstanding from time to time not to exceed $220,000,000 (as such amount may be reduced from time to time pursuant to Section 2.05).

        "Purchase Commitment Termination Date" means the earlier of the Business
Day preceding the day on which the Scheduled Amortization Period commences and the Business Day preceding the day on which the Early Amortization Period commences.

        "Purchase Price" shall have the meaning set forth in Section 2.02.

        "Required Owners" means, at any time, those Owners owning interests in Certificates aggregating 66-2/3% of the Certificate Principal Balance at such time.

        "Scheduled Liquidity Termination Date" means November 8, 2000, as such date may be extended pursuant to Section 2.05(b).

        "Supplement" means the Series 1999-3 Supplement, dated as of November
10, 1999, among the Transferor, the Servicer and the Trustee.


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

        "Taxes" shall have the meaning set forth in Section 2.09(a).

        "Transferee" shall have the meaning set forth in Section 10.04(d).

        "Transferor" shall have the meaning specified in the preamble hereto.

        "UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

        "Weighted Average Cost" means, for any Interest Period, the sum of (i) the amounts paid or payable by the Purchaser as interest or otherwise (by means of interest rate hedges or otherwise) in respect of the Commercial Paper Notes
(ii) the commissions of placement agents and dealers in respect of such Commercial Paper Notes, and (iii) other borrowings by the Purchaser (other than under any Liquidity Agreement), including to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market.

        "Year 2000 Plan" shall have the meaning set forth in Section 6.01(m).

        "Year 2000 Problem" shall have the meaning set forth in Section 6.01(m).

        Section 1.02. Accounting Terms; Other Terms. All accounting terms used in this Agreement shall, unless otherwise specifically provided, have the meanings customarily given to them in accordance with generally accepted United
States accounting principles or United States regulatory accounting principles, as applicable, as in effect from time to time, and all financial computations hereunder shall, unless otherwise specifically provided, be computed in accordance with generally accepted United States accounting principles or United
States regulatory accounting principles, as applicable, as in effect from time to time, consistently applied. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

        Section 1.03. Other Rules of Construction. References in this Agreement to sections, schedules and exhibits are to sections of and schedules and exhibits to this Agreement unless otherwise indicated. The words "hereof", "herein", "hereunder" and comparable terms refer to the entirety of this Agreement and not to any particular article, section or other subdivision hereof or attachment hereto. Words in the singular include the plural and in the plural include the singular. Unless the context otherwise requires, the word "or" is not exclusive. The word "including" shall be deemed to mean "including, without limitation". The section and article headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except as otherwise specified herein, all references herein (i) to any Person shall be deemed to include such Person's successors and assigns and (ii) to any Governmental Rule or contract specifically defined or referred to herein shall be deemed references to such Governmental Rule or contract as the same may be supplemented, amended, waived, consolidated, replaced or modified from time to time, but only to the extent permitted by, and effected in accordance with, the terms thereof.

        Section 1.04. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words
"to" and "until" each mean "to but excluding."

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

                                   ARTICLE TWO

                     PURCHASE AND SALE; PURCHASE COMMITMENT

        Section 2.01. Purchase and Sale of the Certificates. On the terms and subject to the conditions set forth in this Agreement, and in reliance on the covenants, representations, warranties and agreements herein set forth, the Transferor agrees to sell, transfer and deliver to the Purchaser, at the Closing, and the Purchaser agrees to purchase from the Transferor, at the Closing, the Certificates.

        Section 2.02. Purchase Price. The Certificates are to be purchased at an initial purchase price (the "Purchase Price") of $0, representing 100% of the Initial Invested Amount. Upon satisfaction of the conditions to Closing set forth in Articles Four and Five, the Purchase Price is to be remitted to the Transferor in same day funds by wire transfer pursuant to written instructions to be provided to the Administrative Agent at least five Business Days prior to the Closing Date.

        Section 2.03. Increases and Decreases in the Invested Amount.

        (a) Subject to the terms and conditions of Section 4.10 of the Supplement, the Purchaser hereby agrees from the Closing Date to (but not including) the Purchase Commitment Termination Date to fund any Invested Amount
Increase requested by the Transferor from the Purchaser in accordance with the procedures described in Section 4.10 of the Supplement; provided, however, that at no time shall the Certificate Principal Balance allocable to the Purchaser exceed the Purchase Commitment. On the date of the applicable Invested Amount
Increase, the Purchaser shall remit to the Administrative Agent, in same day funds, the amount of such Invested Amount Increase, whereupon the Administrative
Agent will remit such amount, in same day funds, to the Transferor in accordance with such payment instructions as the Transferor shall have delivered in writing to the Administrative Agent at least one Business Day prior to the date of such Invested Amount Increase.

        (b) The Invested Amount may be decreased from time to time in accordance with the procedures described in the Supplement and, so long as the Purchase
Commitment Termination Date has not occurred, subsequently increased in accordance with the requirements of this Agreement and Section 4.10 of the Supplement.

        (c) Notwithstanding anything to the contrary contained herein, if any Invested Amount Increase is not made on the date specified by the Transferor in its written request therefor delivered pursuant to Section 4.10 of the Supplement, the Transferor shall indemnify each Affected Party against any reasonable loss, cost or expense incurred by such Affected Party as a result of such occurrence, including, without limitation, any reasonable loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Affected Party to fund such anticipated Invested
Amount Increase.

        Section 2.04. Commitment Fee. From and after the Closing Date until the
Purchase Commitment Termination Date, the Transferor shall pay to the Purchaser a commitment fee


                                       10

equal to the product of (i) the Purchase Commitment and (ii) the Commitment Fee Rate, payable in arrears on each Distribution Date.

        Section 2.05. Termination or Reduction of the Purchase Commitment; Scheduled Liquidity Termination Date.

        (a) Upon at least five Business Days' notice to the Purchaser, the Transferor may terminate in whole or reduce in part the unused portion of the Purchase Commitment; provided, however, that any such reduction in part shall be in a minimum amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) if, after giving effect to such reduction, the Purchase Commitment would be less that $100,000,000, such reduction shall be either in such smaller amount as will not cause the Purchase Commitment to be less than $100,000,000 or in a amount sufficient to reduce the Purchase Commitment hereunder to zero.

        (b) If the Scheduled Liquidity Termination Date in effect at any time will not be extended, the Administrative Agent agrees that it will so notify the Transferor and the Servicer in writing at least 90 days prior to such Scheduled Liquidity Termination Date. To the extent that the Administrative Agent has not delivered a notice of nonextension as contemplated in the preceding sentence, the Administrative Agent will, on or before the Scheduled Liquidity Termination Date then in effect, notify the Transferor and the Servicer of the new Scheduled Liquidity Termination Date, whereupon such new date shall be the effective Scheduled Liquidity Termination Date.

        Section 2.06. Calculation and Payment of Monthly Interest and Fees; Selection of Commercial Paper Note Maturities.

        (a) The amount of interest payable on each Distribution Date in respect of Certificates shall equal the Monthly Interest for such Distribution Date. The Administrative Agent shall notify the Servicer, the Trustee and the Purchaser, on the Business Day preceding each Determination Date, of the Monthly Interest for the related Distribution Date and the Certificate Rate for the related Interest Period.

        (b) Out of the Monthly Interest received by the Administrative Agent for each Interest Period as contemplated in Section 9.01(b), the Administrative Agent shall remit to each Owner an amount of interest equal to the product of
(i) such Owner's cost of funds and (ii) such Owner's allocable share of the Invested Amount during such Interest Period, plus the amount of any Breakage Costs applicable to such Owner in respect of such Distribution Date.

        (c) All computations of interest, fees and other amounts under this Agreement shall be made on the basis of a year of 360 days and the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

        (d) The Purchaser (or the Administrative Agent on its behalf) shall select the maturities of Commercial Paper Notes allocated to fund or maintain the Purchaser's interest in the Certificates in consultation with the Transferor; provided, however, that notwithstanding the Administrative Agent's agreement to consult with the Transferor in selecting maturities for such

Commercial Paper Notes, the Administrative Agent, on behalf of the Purchaser, shall retain full and absolute discretion to select such maturities.

        Section 2.07.   Increased Costs.

        (a) If due to the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the Interpretation of any law or regulation or the imposition of any guideline or request from any central bank or other Governmental Authority after the date hereof, there shall be an increase in the cost to an Affected Party of making, funding or maintaining any investment in the Certificates or any interest therein or of agreeing to purchase or invest in the Certificates or any interest therein, as the case may be (other than by reason of any Interpretation of or change in laws or regulations relating to Taxes or Excluded Taxes), such Affected Party shall promptly submit to the Transferor, the Servicer and the Administrative Agent a certificate setting forth in reasonable detail, the calculation of such increased costs incurred by such Affected Party. In determining such amount, such Affected Party may use any reasonable averaging and attribution methods, consistent with the averaging and attribution methods generally used by such Affected Party in determining amounts of this type. The amount of increased costs set forth in such certificate (which certificate shall, in the absence of manifest error, be prima facie evidence as to such amount) shall be included in the Additional Amounts for (i) the first full Interest Period immediately succeeding the date on which the certificate specifying the amount owing was delivered and (ii) to the extent remaining outstanding, each Interest Period thereafter until paid in full. The Administrative Agent shall, out of amounts received by it (as contemplated in Section 9.01(b)) in respect of the Additional Amounts on any Distribution Date (as contemplated in Section 9.01(b)), pay to each Affected Party, any increased costs due pursuant to this Section; provided, however, that if the amount distributable in respect of the Additional Amounts on any Distribution Date is less than the aggregate amount payable to all Affected Parties pursuant to Sections 2.07, 2.08 and 2.09 for the corresponding Interest Period, the resulting shortfall shall be allocated among such Affected Parties on a pro rata basis (determined by the amount owed to each). Failure on the part of any Affected Party to demand compensation for any amount pursuant to this Section for any period shall not constitute a waiver of such Affected Party's right to demand compensation for such period; provided, however, that no Affected Party shall be entitled to compensation for any such amount relating to any period ending more than six months prior to the date that such Affected Party notifies the Transferor, the Servicer and the Administrative Agent in writing thereof.

        (b) Each Owner agrees that it shall use its best efforts to take (or cause any Affected Party claiming through such Owner to take) such steps as would eliminate or reduce the amount of any increased costs described in this
Section incurred by such Owner or Affected Party; provided that no such steps shall be required to be taken if, in the reasonable judgment of such Owner or Affected Party, such steps would be disadvantageous to such Owner or Affected Party or inconsistent with its internal policy and legal and regulatory restrictions. To the extent that, notwithstanding such efforts, any Owner that is a Liquidity Provider (or any Affected Party claiming through an Owner that is a Liquidity Provider) is unable to eliminate such increased costs and makes a demand hereunder, the Purchaser may replace such Liquidity Provider with another commercial bank satisfactory to the Purchaser, the Administrative Agent and the Transferor; provided, however, that the Purchaser shall be under no obligation to so replace a

Liquidity Provider requesting any amount under this Section, and shall in no event replace such Liquidity Provider if it is First Union Securities.

        Section 2.08.   Increased Capital.

        (a) If the introduction of or any change in or in the Interpretation of any law or regulation or the imposition of any guideline or request from any central bank or other Governmental Authority, in each case, after the date hereof, affects or would affect the amount of capital required or expected to be maintained by any Affected Party, and such Affected Party determines that the amount of such capital is increased as a result of (i) the existence of the Purchaser's agreement to make or maintain an investment in the Certificates or any interest therein and other similar agreements or facilities or (ii) the existence of any agreement by Affected Parties to make or maintain an investment in the Certificates or any interest therein or to fund any such investment and any other commitments of the same type, such Affected Party shall promptly submit to the Transferor, the Servicer and the Administrative Agent a certificate setting forth the additional amounts required to compensate such Affected Party in light of such circumstances. In determining such amount, such Affected Party may use any reasonable averaging and attribution methods, consistent with the averaging and attribution methods generally used by such Affected Party in determining amounts of this type. The amount set forth in such certificate (which certificate shall, in the absence of manifest error, be prima facie evidence as to such amount) shall be included in the Additional Amounts for (i) the first full Interest Period immediately succeeding the date on which the certificate specifying the amount owing was delivered and (ii) to the extent remaining outstanding, each Interest Period thereafter until paid in full. The Administrative Agent shall, out of amounts received by it in respect of the Additional Amounts on any Distribution Date (as contemplated in Section 9.01(b)), pay to each Affected Party any amount due pursuant to this Section, provided, however, that if the amount distributable in respect of the Additional Amounts on any Distribution Date is less than the aggregate amount payable to all Affected Parties pursuant to Sections 2.07, 2.08 and 2.09 for the corresponding Interest Period, the resulting shortfall shall be allocated among such Affected Parties on a pro rata basis (determined by the amount owed to each). Failure on the part of any Affected Party to demand compensation for any amount pursuant to this Section for any period shall not constitute a waiver of such Affected Party's right to demand compensation for such period; provided, however, that no Affected Party shall be entitled to compensation for any such amount relating to any period ending more than six months prior to the date that such Affected Party notifies the Transferor, the Servicer and the Administrative Agent in writing thereof.

        (b) Each Owner agrees that it shall use its best efforts to take (or cause any Affected Party claiming through such Owner to take) such steps as would eliminate or reduce the amount of any increased costs described in this
Section incurred by such Owner or Affected Party; provided that no such steps shall be required to be taken if, in the reasonable judgment of such Owner or Affected Party, such steps would be disadvantageous to such Owner or Affected Party or inconsistent with its internal policy and legal and regulatory restrictions. To the extent that, notwithstanding such efforts, any Owner that is a Liquidity Provider (or any Affected Party claiming through an Owner that is a Liquidity Provider) is unable to eliminate such amount in respect of which compensation is payable pursuant to this Section and makes a demand hereunder, the Purchaser may replace such Liquidity Provider with another commercial bank satisfactory to the Purchaser, the Administrative Agent and the Transferor; provided, however, that the Purchaser shall be under no obligation to so replace a Liquidity Provider requesting any amount under this Section, and shall in no event replace such Liquidity Provider if it is First Union Securities, Inc.

        Section 2.09. Taxes.

        (a) Subject to Section 2.09(d), any and all payments and deposits required to be made hereunder or under the Pooling and Servicing Agreement or the Supplement by the Transferor or the Trustee to or for the benefit of the Administrative Agent or any Owner shall be made, to the extent allowed by law, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by any Governmental Authority, excluding, in the case of each Owner and the Administrative Agent, (i) taxes, levies, imposts, deductions, charges or withholdings imposed on, or measured by reference to, the net income of such Owner or the Administrative Agent, as applicable, franchise taxes imposed on such Owner or the Administrative Agent, as applicable (including, branch profits taxes, minimum taxes and taxes computed under alternative methods, at least one of which is based on net income), and any other taxes (other than withholding taxes not imposed by Section 1446 of the Code and Other Taxes), levies, imposts, deductions, charges or withholdings based or imposed on income or the receipts or gross receipts of such Owner or the Administrative Agent, as applicable, in each case, by any of (A) the United States or any State thereof, (B) the state or foreign jurisdiction under the laws of which such Owner or the Administrative Agent, as applicable, is organized, with which it has a present or former connection (other than solely by reason of this Agreement), or in which it is otherwise doing business or (C) any political subdivision thereof; (ii) any taxes, levies, imposts, duties, charges or fees to the extent of any credit or other benefit actually realized by such Administrative Agent or Owner, as applicable, as a result thereof; and (iii) any taxes, levies, imposts, duties, charges or fees imposed as a result of a change by the Administrative Agent or Owner, as applicable, of the office in which all or any part of its interest in the Certificates is acquired, accounted for or booked (all such excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being referred to herein as "Excluded Taxes" and all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being referred to herein as "Taxes"). If the Transferor or the Trustee shall be required by law to deduct any Taxes from or in respect of any sum required to be paid or deposited hereunder to or for the benefit any Owner or the Administrative Agent, then, to the extent provided in Section 2.09(d),
(i) such sum shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), such Owner or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Transferor or the Trustee (as appropriate) shall make such deductions and (iii) the Transferor or the Trustee (as appropriate) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

        (b) To the extent provided in Section 2.09(d), each Owner and the Administrative Agent shall be reimbursed for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts otherwise payable under this Section) paid by such Owner or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Each Owner and the Administrative Agent agrees to promptly notify the Transferor and the

Servicer of any payment of such Taxes or Other Taxes made by it and, if practicable, any request, demand or notice received in respect thereof prior to such payment. In addition, in the event any Owner is required, in accordance with and pursuant to the terms of any agreement or other document providing liquidity support, credit enhancement or other similar support to such Owner in connection with the Certificates or the funding or maintenance of an interest therein, to compensate a bank or other financial institution in respect of taxes under circumstances similar to those described in this Section, then, to the extent provided in Section 2.09(d), such Owner shall be reimbursed for any such compensation so paid by it. A certificate as to the amount of any indemnification pursuant to this Section submitted to the Transferor by such Owner or the Administrative Agent, as the case may be, setting forth in reasonable detail the basis for and the calculation thereof, shall (absent manifest error) be prima facie evidence as to such amount.

        (c) Within 30 days after the date of any payment of Taxes or Other Taxes, the Transferor will furnish to the Administrative Agent the original or a certified receipt evidencing payment thereof.

        (d) Any amounts payable to an Owner or the Administrative Agent pursuant to this Section shall be included in the Additional Amounts for (i) in the case of amounts payable pursuant to Section 2.09(a), the Interest Period in respect of which the payment subject to withholding is made, (ii) in the case of amounts payable pursuant to Section 2.09(b), the first full Interest Period immediately succeeding the date on which the certificate specifying the amount owing was delivered and (iii) in either case, to the extent remaining outstanding, each Interest Period thereafter until paid in full. The Administrative Agent shall, out of amounts received by it in respect of the Additional Amounts on any Distribution Date (as contemplated in Section 9.01(b)), pay to each Owner and itself, as applicable, any reimbursement due pursuant to this Section, provided, however, that if the amount distributable in respect of the Additional Amounts on any Distribution Date is less than the aggregate amount payable to all Affected Parties pursuant to Sections 2.07, 2.08 and 2.09 for the corresponding Interest Period, the resulting shortfall shall be allocated among such Affected Parties on a pro rata basis (determined by the amount owed to each).

        (e) The Administrative Agent and each Owner (i) that is organized under the laws of a jurisdiction outside the United States hereby agrees to complete, execute and deliver to the Trustee from time to time prior to the initial Distribution Date on which such Person will be entitled to receive distributions pursuant to the Supplement and this Agreement, Internal Revenue Service form 4224 (or any successor form), (ii) at the request of the Transferor, hereby agrees to complete, execute and deliver to the Trustee from time to time prior to the initial Distribution Date on which such Person will be entitled to receive distributions pursuant to the Supplement and this Agreement, Internal Revenue Service form W-9 (or any successor form), and (iii) hereby agrees to complete, execute and deliver to the Trustee from time to time prior to the initial Distribution Date on which such Person will be entitled to receive distributions pursuant to the Supplement and this Agreement, such other forms or certificates as may be required under the laws of any applicable jurisdiction in order to permit the Transferor or the Trustee to make payments to, and deposit funds to or for the account of, such Person hereunder and under the Pooling and Servicing Agreement and the Supplement without any deduction or withholding for or on account of any United States tax. Each of the Administrative Agent and each Owner agrees to provide like additional subsequent duly executed forms on or before the date that any such form expires or becomes obsolete, or upon the occurrence of any event requiring an amendment, resubmission or change in the most recent form previously delivered by it and to provide such extensions or renewals as may be reasonably requested by the Transferor or the Trustee. Each of the Administrative Agent and the Owner certifies, represents and warrants that as of the date of this Agreement, or in the case of an Owner which is an assignee as of the date of such assignment, that (i) it is entitled (A) to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (other than taxes subject to withholding pursuant to Code
Section 1446) and (B) to an exemption from United States backup withholding tax and (ii) it will pay any taxes attributable to its ownership of an interest in the Certificates. Each of the Administrative Agent and each Owner further agrees that compliance with this Section 2.09(e) (including by reason of Section 10.04(c) in the case of any sale or assignment of any interest in Certificates) is a condition to the payment of any amount otherwise due pursuant to Sections 2.09(a) and 2.09(b). Notwithstanding anything to the contrary herein, each of the Paying Agent, Servicer and Trustee shall be entitled to withhold any amount that it reasonably determines in its sole discretion is required to be withheld pursuant to Section 1446 of the Code and such amount shall be deemed to have been paid to the Administrative Agent or Owner, as applicable, for all purposes of the Agreement.

        (f) Any Owner entitled to the payment of any additional amount pursuant to this Section shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to take such steps as would eliminate or reduce the amount of such payment; provided that no such steps shall be required to be taken if, in the reasonable judgment of such Owner, such steps would be materially disadvantageous to such Owner. To the extent that, notwithstanding such efforts, any Owner that is a Liquidity Provider is unable to eliminate an amount payable under this Section and makes a demand hereunder, the Purchaser shall use its reasonable efforts to replace such Liquidity Provider with another commercial bank satisfactory to the Purchaser, the Administrative Agent and the Transferor; provided, however, that the Purchaser shall be under no obligation to so replace such Liquidity Provider if it is First Union Securities.

        (g) Without prejudice to the survival of any other agreement of the Transferor hereunder, the agreements and obligations of the Transferor contained in this Section shall survive the termination of this Agreement.

                                  ARTICLE THREE

                                     CLOSING

        Section 3.01. Closing. The closing of the purchase and sale of the Certificates (the "Closing") shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 400 Sansome Street, San Francisco, CA 94111, at 10:00 a.m. (Pacific Standard Time), on November 12, 1999, or, if the conditions to closing set forth in Articles Four and Five shall not have been satisfied or waived by such date, as soon as practicable after such conditions shall have been satisfied or waived, or at such other time, date and place as the parties shall agree upon (the date of the Closing being referred to herein as the "Closing Date").

        Section 3.02. Transactions to be Effected at the Closing. At the Closing, (i) the Purchaser will deliver to the Transferor (by wire transfer of same day funds to a bank account designated by the Transferor at least two Business Days prior to the Closing Date) an amount equal to the Purchase Price and (ii) the Transferor shall deliver the Certificates to the Administrative Agent on behalf of the Purchaser.

                                  ARTICLE FOUR

                         PURCHASER CONDITIONS PRECEDENT

        Section 4.01. Conditions Precedent to the Purchase of the Certificates. The obligation of the Purchaser to purchase and pay for the Certificates on the Closing Date is subject to the satisfaction at the time of the Closing of the following conditions:

               (a) Performance by the Transferor. All the terms, covenants, agreements and conditions of this Agreement, the Pooling and Servicing Agreement and the Supplement to be complied with and performed by the Transferor by the Closing shall have been complied with and performed in all material respects.

               (b) Representations and Warranties of the Transferor. Each of the representations and warranties of the Transferor made in this Agreement, the Pooling and Servicing Agreement and the Supplement shall be true and correct in all material respects as of the time of the Closing as though made as of such time (except to the extent they expressly relate to an earlier time).

               (c) Officers' Certificate. The Administrative Agent shall have received from the Transferor, in form and substance reasonably satisfactory to the Purchaser and the Administrative Agent, an Officer's Certificate, dated the Closing Date, certifying as to the satisfaction of the conditions set forth in Sections 4.01(a) and 4.01(b).

               (d) Certain Opinions of Counsel. The Administrative Agent shall have received from Orrick, Herrington & Sutcliffe LLP, acting as counsel for the Transferor, the Servicer and/or certain other parties, as applicable, favorable opinions, dated the Closing Date and reasonably satisfactory in form and substance to the Purchaser, the Administrative Agent and their counsel.

               (e) Opinion of Counsel for the Trustee. The Administrative Agent shall have received from McGuire, Woods, Battle & Boothe LLP, counsel for the Trustee, a favorable opinion, dated the Closing Date and reasonably satisfactory in form and substance to the Purchaser, the Administrative Agent and their counsel.

               (f) Financing Statements. The Administrative Agent shall have received evidence reasonably satisfactory to the Purchaser and the Administrative Agent that, on or before the Closing Date, UCC-1 financing statements have been filed in the offices of the Secretary of State or comparable offices of the applicable states and in the appropriate office or offices in such other locations as may be specified in the relevant opinions of counsel delivered pursuant to
        Section 4.01(d) and in such other jurisdictions as its counsel deems appropriate, reflecting the assignments contemplated by such opinions of counsel and the respective interests of the applicable parties.

               (g) Receipt of Certain Documents. The Administrative Agent and the Purchaser shall have received a fully executed copy of each of the Pooling and Servicing Agreement, the Supplement and the other instruments, documents and agreements required to be delivered thereunder. Each of the Pooling and Servicing Agreement and the Supplement shall have been duly authorized, executed and delivered by the Transferor, the Servicer, and the Trustee, and shall be in full force and effect on the Closing Date.

               (h) No Actions or Proceedings. No action, suit, proceeding or investigation by or before any Governmental Authority shall have been instituted to restrain or prohibit the consummation by the Transferor, the Administrative Agent or the Purchaser of, or to invalidate, the transactions contemplated by this Agreement, the Supplement or any of the Liquidity Agreements or Enhancement Agreements in any material respect.

               (i) Approvals and Consents. All Governmental Actions of Governmental Authorities required by the Administrative Agent, the Purchaser or the Transferor with respect to the transactions contemplated by this Agreement, the Supplement and the Liquidity Agreements and Enhancement Agreements shall have been obtained or made.

               (j) Commercial Paper Market. The commercial paper market shall be available to the Purchaser at the time of the Closing.

               (k) Payment of Fees. All fees required to be paid to the Administrative Agent or the Purchaser in connection with the Closing pursuant to the Fee Letter shall have been paid.

               (l) Other Documents. The Transferor shall have furnished to the Purchaser or the Administrative Agent, as the case may be, such other information, certificates and documents as the Purchaser, the Administrative Agent or their counsel may reasonably request.

        Section 4.02. Conditions Precedent to Invested Amount Increases. The obligation of the Purchaser to make any Invested Amount Increase is subject to the satisfaction, as of the applicable Increase Date, of each of the applicable Increase Conditions and the other applicable conditions specified herein.

                                  ARTICLE FIVE

                         TRANSFEROR CONDITIONS PRECEDENT

        Section 5.01. Conditions Precedent to the Sale of the Certificates. The obligation of the Transferor to sell the Certificates to the Administrative Agent on the Closing Date for the benefit of the Purchaser and the subsequent Owners from time to time is subject to the satisfaction at the time of the Closing of the following conditions:

               (a) Performance by the Purchaser and the Administrative Agent. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by the Purchaser or the Administrative Agent, as the case may be, by the Closing shall have been complied with and performed in all material respects.

               (b) Representations and Warranties. Each of the representations and warranties of each of the Purchaser and the Administrative Agent made in this Agreement shall be true and correct in all material respects as of the time of the Closing as though made as of such time (except to the extent they expressly relate to an earlier time).

               (c) Officer's Certificate. The Transferor shall have received from the Purchaser, in form and substance reasonably satisfactory to the Transferor, a certificate signed by an officer of the Purchaser, dated the Closing Date, certifying as to the satisfaction of the conditions set forth in Sections 5.01(a) and 5.01(b).

               (d) Opinion of Counsel for the Trustee. The Transferor shall have received from McGuire, Woods, Battle & Boothe LLP, counsel for the Trustee, a favorable opinion, dated the Closing Date and reasonably satisfactory in form and substance to the Transferor and its counsel.

               (e) No Actions or Proceedings. No action, suit, proceeding or investigation by or before any Governmental Authority shall have been instituted to restrain or prohibit the consummation by the Transferor, the Administrative Agent or the Purchaser of, or to invalidate, the transactions contemplated by this Agreement in any material respect.

               (f) Approvals and Consents. All Governmental Actions of Governmental Authorities required by the Purchaser, the Administrative Agent or the Transferor with respect to the transactions contemplated by this Agreement shall have been obtained or made.

               (g) Other Documents. The Purchaser or the Administrative Agent, as applicable, shall have furnished to the Transferor such other information, certificates and documents as the Transferor or its counsel may reasonably request.

                                   ARTICLE SIX

                         REPRESENTATIONS AND WARRANTIES

        Section 6.01. Representations and Warranties of the Transferor and Servicer. Each of the Transferor and the Servicer hereby represents and warrants to the Owners and the Administrative Agent with respect to itself (giving effect, in the case of any Successor Servicer, any successor to the Transferor or any Additional Transferor, to such changes to Section 6.01(a) as may be necessary to reflect accurately the incorporation or other formation of such Successor Servicer, successor to the Transferor or Additional Transferor) as of the date of this Agreement, as of the Closing Date, and as of (and as a condition to any Invested Amount Increase occurring on) each Increase Date (but excluding, in the case of any Increase Date, Section 6.01(e)), in each case with reference to the facts and circumstances then existing, as follows:

               (a) Corporate Existence. Each of the Transferor and the Servicer is a national banking association organized, validly existing and in good standing under the federal laws of the United States, with full power and authority under such laws to own its properties and conduct its business as such properties are presently owned and such business is presently conducted and to execute, deliver and perform its obligations under this Agreement and each Certificate Document to which it is a party.

               (b) Corporate Authority. Each of the Transferor and the Servicer has the corporate power, authority and right to make, execute, deliver and perform this Agreement and each Certificate Document to which it is a party and all the transactions contemplated hereby and thereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and each Certificate Document to which it is a party; and, when executed and delivered, each of this Agreement and the Certificate Documents to which it is a party will constitute its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, receivership, conservatorship and other laws relating to or affecting the enforcement of rights of creditors of banking institutions the accounts of which are insured by the Federal Deposit Insurance Corporation or any other instrumentality of the federal government from time to time in effect. The enforceability of its obligations under such agreements is also subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and no representation or warranty is made with respect to the enforceability of its obligations under any indemnification provisions in such agreements to the extent that indemnification is sought in connection with securities laws violations and is contrary to public policy.

               (c) No Consents Required. No consent, license, approval or authorization of, or registration with, any Governmental Authority is required to be obtained by the Transferor or the Servicer, as applicable, in connection with the execution, delivery or performance by the Transferor or the Servicer, as applicable, of each of this Agreement and the Certificate Documents that has not been duly obtained and which is not and will not be in full force and effect on the Closing Date or the relevant Increase Date, as applicable.

               (d) No Violation. The execution, delivery and performance of each of this Agreement and the Certificate Documents do not violate any provision of any existing law or regulation applicable to the Transferor or the Servicer, as applicable, any order or decree of any court or other judicial authority to which it is subject, its charter or By-laws or any mortgage, indenture, contract or other agreement to which it is a party or by which it or any significant portion of its properties is bound (other than violations of such laws, regulations, orders, decrees, mortgages, indentures, contracts and other agreements which, individually or in the aggregate, would not have a material adverse effect on the Transferor's or the Servicer's, as applicable, ability to perform its obligations under, or the validity or enforceability of, this Agreement or the Certificate Documents).

               (e) Financial Statements. Prior to the Closing Date, the Transferor has delivered or caused to be delivered to the Administrative Agent complete and correct copies of, (i) the audited consolidated balance sheet of NextCard and its subsidiaries as of December 31, 1998, and the related audited consolidated statements of income and cash flows of NextCard and its subsidiaries for the fiscal year then ended, accompanied by the opinion of NextCard independent certified public accountants and (ii) the unaudited consolidated balance sheet of NextCard and its subsidiaries as of September 30, 1999, and the related unaudited consolidated statements of income and cash flows of NextCard and its subsidiaries for the fiscal quarter then ended. Such financial statements are complete and correct in all material respects and fairly present the financial condition of NextCard and its subsidiaries as of their respective dates and the results of operations of NextCard and its subsidiaries for the applicable periods then ended, subject to year-end adjustments in the case of unaudited information, all in accordance with generally accepted accounting principles or regulatory accounting principles, as applicable, consistently applied.

               (f) No Proceeding. There is no action, litigation or proceeding before any court, tribunal or governmental body presently pending or, to the knowledge of the Transferor or the Servicer, as applicable, threatened against the Transferor or the Servicer, as applicable, with respect to this Agreement, the Certificate Documents, the transactions contemplated hereby or thereby or the issuance of the Certificates, and there is no such litigation or proceeding against it or any significant portion of its properties which would have a material adverse effect on the transactions contemplated by, or its ability to perform its obligations under, this Agreement or any Certificate Document to which it is a party.

               (g) Trust Indenture Act; Investment Company Act. Neither the Pooling and Servicing Agreement nor the Supplement is required to be qualified under the Trust Indenture Act of 1939, and the Trust is not required to be registered under the Investment Company Act of 1940, as amended.

               (h) No Pay Out Event or Other Default. No Pay Out Event or Servicer Default has occurred and is continuing, both before and immediately after giving effect to the purchase or issuance of the Certificates or the relevant Invested Amount Increase, as applicable, and no event, act or omission has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute a Pay Out Event or Servicer Default.

               (i) The Certificates. The Certificates have been duly and validly authorized, and, when executed and authenticated in accordance with the terms of the Pooling and Servicing Agreement and the Supplement and delivered to the Administrative Agent in accordance with this Agreement, will be duly and validly issued and outstanding, and will be entitled to the benefits of, as applicable, this Agreement and the applicable Certificate Documents.

               (j) Absence of Material Adverse Change. Since December 31, 1998, there has not been any material adverse change in the condition (financial or otherwise) of NextCard or NextBank that has not been disclosed in writing by the Transferor to the Administrative Agent.

               (k) Taxes, Etc. Any taxes, fees and other charges of Governmental Authorities imposed upon the Transferor or the Servicer, as applicable, in connection with the execution, delivery and performance by the Transferor or the Servicer, as applicable, of this Agreement, the Pooling and Servicing Agreement, the Supplement and, the Certificates or otherwise in connection with the Trust have been paid or will be paid by the Transferor or the Servicer, as applicable, at or prior to the Closing Date or the relevant Increase Date, as applicable, to the extent then due.

               (l) Disclosure. All written factual information heretofore furnished by the Transferor, the Servicer or any of their respective representatives to the Administrative Agent or any Owner or any of their representatives for purposes of or in connection with this Agreement, including, without limitation, information relating to the Accounts and Receivables and the Transferor's credit card businesses, was true and correct in all material respects on the (i) date such information was furnished by the Transferor or the Servicer, as applicable, or (ii) if such information specifically relates to an earlier date, on such earlier date.

               (m) Year 2000 Plan. Each of the Transferor and the Servicer have reviewed the areas within its business and operations that could reasonably be expected to be adversely affected by, and have developed a plan (the "Year 2000 Plan") to address on a timely basis, the risk that computer applications used to process any data related to this Agreement (whether by the Transferor, the Servicer or any of their respective suppliers or vendors) may produce materially adverse consequences in performing date-sensitive functions involving certain dates prior to and any date after December 31, 1999 (such risk being referred to herein as the "Year 2000 Problem"). Each of the Transferor and the Servicer is taking or causing to be taken reasonable measures to address the Year 2000 Problem on a timely basis. To the best of the Transferor's and the Servicer's knowledge, the Year 2000 Problem will not materially and adversely affect the interests of the Owners under this Agreement, the Supplement and the Pooling and Servicing Agreement.

               (n) FICO Scores. As of the Closing Date, no more than [*] of the Accounts (calculated on the basis of the amount of outstanding Principal Receivables relating to the Accounts on the dates they became Accounts) have related Obligors with FICO Scores as of the date of the origination of their Accounts of less than [*].

               (o) Location of Offices. The Transferor's principal place of business and chief executive office is located in the State of California, or such other jurisdiction with respect to which the requirements specified in Section 7.04 have been satisfied.

               (p) Pooling and Servicing Representations and Warranties. Its representations and warranties in Sections 2.03 and 2.04 (in the case of a Transferor) or Section 3.03 (in the case of the Servicer) of the Pooling and Servicing Agreement are true and correct in all material respects as of the dates they were made (unless they specifically refer to an earlier date, in which case they were true and correct on such earlier date).

        Section 6.02. Representations and Warranties of the Purchaser and the Administrative Agent. Each of the Purchaser and the Administrative Agent hereby represents and warrants to the Transferor as to itself as of the date of this Agreement and as of the Closing Date as follows:

               (a) Organization. The Purchaser has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. The Administrative Agent has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware.

               (b) Authority. The Purchaser or the Administrative Agent, as applicable, has the corporate power, authority and right to make, execute, deliver and perform this Agreement and all the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement; and, when executed and delivered, this Agreement will constitute its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, receivership, conservatorship and other laws of general applicability relating to or affecting creditors' rights generally from time to time in effect. The enforceability of its obligations under this Agreement is also subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and no representation or warranty is made with respect to the enforceability of its obligations under any indemnification provisions in such agreements to the extent that indemnification is sought in connection with securities laws violations and is contrary to public policy.

               (c) Act. The Certificates purchased by the Purchaser pursuant to this Agreement will be acquired for investment only and not with a view to any public distribution thereof, and the Purchaser will not offer to sell or otherwise dispose of any Certificates so acquired by it (or any interest therein) in violation of any of the registration requirements of the Act or any applicable state or other securities laws. Each of the Purchaser and the Administrative Agent acknowledges that it has no right to require the Transferor to register under the Act or any other securities law any Certificates to be acquired by the Purchaser or any other Owner pursuant to this

*Confidential treatment requested.

        Agreement. The Purchaser will execute and deliver to the Transferor on or before the Closing Date an Investment Letter with respect to the purchase of the Certificates.

               (d) Investment Company Act. Neither the Purchaser nor the Administrative Agent is subject to registration as an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                                  ARTICLE SEVEN

                           COVENANTS OF THE TRANSFEROR

        Section 7.01. Access to Information. From the Closing Date until the Collection Date, each of the Transferor and the Servicer will, at any time and from time to time during regular business hours, on at least five Business Days' (or if a Pay Out Event or Servicer Default or event that with the giving of notice or lapse of time or both would constitute a Pay Out Event or Servicer Default, has occurred, one Business Day's) notice to the Transferor or the Servicer, as the case may be, permit the Administrative Agent or any Owner, or its agents or representatives, at the Administrative Agent's or such Owner's expense (or if a Pay Out Event or Servicer Default or event that with the giving of notice or lapse of time or both would constitute a Pay Out Event or Servicer Default, has occurred, at the expense of the Transferor in the case of a Pay Out Event or the Servicer in the case of a Servicer Default), (i) to examine all books, records and documents (including computer tapes and disks) in the possession or under the control of the Transferor or the Servicer, as the case may be, relating to the Receivables (other than names of account holders and strategic plans for the Servicer's credit card business), including the forms of Cardholder Agreements under which such Receivables arise, and (ii) to visit the offices and properties of the Transferor or the Servicer, as applicable, for the purpose of examining such materials described in clause (i) above.

        Section 7.02. Reporting Requirements of the Transferor. From the Closing Date until the Collection Date, the Transferor will furnish to the Administrative Agent:

               (a) a copy of each certificate, report, statement, notice or other communication furnished by or on behalf of the Transferor or the Servicer to the Trustee or any Rating Agency, or any Series Enhancer (other than investment instructions or any such item furnished to the Trustee or any Rating Agency relating solely to one or more Series other than Series 1999-3), concurrently therewith, and promptly after receipt thereof, a copy of each notice, demand or other communication received by or on behalf of the Transferor or the Servicer under the Pooling and Servicing Agreement or the Supplement (other than any such item relating solely to one or more Series other than Series 1999-3);

               (b) copies of all material amendments to any Receivables Transfer Agreement;

               (c) prompt notice of any failure on the part of any party thereto to observe or perform any material term of any Receivables Transfer Agreement;

               (d) (i) within 90 days following the end of each fiscal year of NextCard, beginning with the fiscal year ending December 31, 1999, the audited consolidated balance sheet of NextCard and its subsidiaries as of the end of such fiscal year, and the related audited consolidated statements of income and cash flows of NextCard and its subsidiaries for such fiscal year, accompanied by the opinion of nationally-recognized independent certified public accountants and (ii) within 45 days following the end of each fiscal quarter of NextCard, beginning with the fiscal quarter ending December 31, 1999, the unaudited consolidated balance sheet of NextCard and its subsidiaries as of the end of such fiscal quarter, and the related unaudited consolidated statements of income and cash flows of NextCard and its subsidiaries for such fiscal quarter;

               (e) such other available information, documents, records or reports respecting NextCard, the Transferor, any Account Owner or the condition or operations, financial or otherwise, of NextCard, the Transferor or any Account Owner as the Administrative Agent or any Owner may from time to time reasonably request; and

               (f) such other information, documents, records or reports respecting the Accounts, the Receivables or the servicing thereof or the Trust as the Administrative Agent or any Owner may from time to time reasonably request.

        Section 7.03. Optional Repurchase. The Transferor shall not exercise its right to repurchase the Certificates pursuant to Section 7.01 of the Supplement and Section 12.05 of the Pooling and Servicing Agreement unless the Owners and the Administrative Agent have been paid, or will be paid upon such repurchase, the Certificate Principal Balance, all interest thereon and all other amounts owing hereunder in full.

        Section 7.04. Location of Chief Executive Office. The Transferor shall not move its principal place of business and chief executive office to a location outside the State of California unless it shall have given the Administrative Agent at least 30 days' prior written notice of such relocation and shall have executed and filed such UCC financing statements and other items and delivered such opinions as the Administrative Agent deems reasonably necessary to maintain the Trustee's perfected security interest in the Receivables.

                                  ARTICLE EIGHT

                                 INDEMNIFICATION

        Section 8.01.   Indemnification by the Transferor and the Servicer.

        (a) The Transferor shall indemnify and hold harmless each Owner, the Administrative Agent, their respective Affiliates and their respective officers, directors, employees, stockholders, agents and representatives, against any and all losses, claims, damages, liabilities or reasonable expenses (including legal and accounting fees) (collectively, "Losses"), as incurred (payable promptly upon written request), for or on account of or arising from or in connection with or otherwise with respect to any breach of any representation or warranty of the Transferor set forth in this Agreement, the Supplement or the Pooling and Servicing Agreement or in any certificate delivered pursuant hereto or thereto; provided, however, that the Transferor shall not be so required to indemnify any such Person or otherwise be liable to any such Person hereunder for (i) any Losses incurred for or on account of or arising from or in connection with or otherwise with respect to any breach of any representation or warranty set forth in the Pooling and Servicing Agreement a remedy for the breach of which is provided in Section 2.05 or 2.06 of the Pooling and Servicing Agreement or (ii) any Losses asserted by any such Person constituting indirect or consequential damages incurred by such Person.

        (b) The Servicer shall indemnify and hold harmless each Owner, the Administrative Agent, their respective Affiliates and their respective officers, directors, employees, stockholders, agents and representatives, against any and all Losses, as incurred (payable promptly upon written request), for or on account of or arising from or in connection with or otherwise with respect to any breach of any representation or warranty of the Servicer set forth in this Agreement, the Supplement or the Pooling and Servicing Agreement or in any certificate delivered pursuant hereto or thereto; provided, however, that the Servicer shall not be so required to indemnify any such Person or otherwise be liable to any such Person hereunder for (i) any Losses incurred for or on account of or arising from or in connection with or otherwise with respect to any breach of any representation or warranty set forth in the Pooling and Servicing Agreement a remedy for the breach of which is provided in Section 3.03 of the Pooling and Servicing Agreement or (ii) any Losses asserted by any such Person constituting indirect or consequential damages incurred by such Person.

        Section 8.02. Costs and Expenses. The Transferor agrees to pay on demand
(a) to the Administrative Agent and the Purchaser all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including any amendments, waivers or consents, other than amendments, waivers and consents made solely at the request of the Purchaser or the Administrative Agent, as opposed to the Transferor or the Servicer) of this Agreement and the other documents to be delivered hereunder or in connection herewith, including, without limitation, (i) the reasonable fees and out-of-pocket expenses of counsel for each of the Administrative Agent and the Purchaser, with respect thereto and with respect to advising each of the Administrative Agent and the Purchaser, as to its respective rights and remedies under this Agreement and the other documents delivered hereunder or in connection herewith, (ii) rating agency fees, costs and expenses incurred in connection with the purchase by the Purchaser of the Certificates, and (iii) other reasonable fees, costs and expenses incurred by the Purchaser or the Administrative Agent in connection with the purchase by the Purchaser of the Certificates (including trustee's fees, costs and expenses), and (b) to the Administrative Agent and any other Affected Party, all reasonable costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement of this Agreement, and the other documents delivered hereunder or in connection herewith.

                                  ARTICLE NINE

                            THE ADMINISTRATIVE AGENT

        Section 9.01.   Authorization and Action.

        (a) Each of the Owners hereby designates and appoints First Union Securities as Administrative Agent hereunder, and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and any related agreement, instrument and document as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent reserves the right, in its sole discretion to exercise any rights and remedies under this Agreement or any related agreement, instrument or document executed and delivered pursuant hereto, or pursuant to applicable law, and also to agree to any amendment, modification or waiver of this Agreement or any related agreement, instrument and document, in each instance, on behalf of the Owners. The Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Owner, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or otherwise exist for the Administrative Agent. In performing its functions and duties hereunder, the Administrative Agent does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Transferor or any of its successors or assigns. Notwithstanding anything herein or elsewhere to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law.

        (b) The Purchaser and each subsequent Owner from time to time hereby acknowledges and agrees that all payments in respect of any Certificates and in respect of fees and other amounts owing to the Owners under this Agreement shall, except as otherwise expressly provided herein, be remitted by the applicable payor to the Administrative Agent on behalf of the Owners, and the Administrative Agent shall distribute all such amounts, promptly following receipt thereof, to the applicable parties in interest according to their respective interests therein, determined by reference to the terms of the Pooling and Servicing Agreement, the Supplement, this Agreement and the Administrative Agent's books and records relating to such Certificates, the Pooling and Servicing Agreement, the Supplement and this Agreement (it being agreed that the entries made in such books and records of the Administrative Agent shall be conclusive and binding for all purposes absent manifest error).

        Section 9.02. Administrative Agent's Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any related agreement, instrument or document except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent:
(i) may consult with legal counsel (including counsel for the Transferor, the Servicer or the Trustee), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Owner and shall not be responsible to any Owner for any statements, warranties or representations made in or in connection with this Agreement or in connection with any related agreement, instrument or document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any related agreement, instrument or document on the part of the Transferor, the Servicer or the Trustee or to inspect the property (including the books and records) of the Transferor, the Servicer or the Trustee; (iv) shall not be responsible to any Owner for the due execution, legality, validity, enforceability, genuineness or sufficiency of value of this Agreement or any related agreement, instrument or document; (v) shall not be deemed to be acting as any Owner's trustee or otherwise in a fiduciary capacity hereunder or in connection with any related agreement, instrument or document; and (vi) shall incur no liability under or in respect of this Agreement or any related agreement, instrument or document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex or facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

        Section 9.03. Administrative Agent and Affiliates. To the extent that the Administrative Agent or any of its Affiliates shall become an Owner, the Administrative Agent or such Affiliate, in such capacity, shall have the same rights and powers under this Agreement and each related agreement, instrument and document as would any Owner and may exercise the same as though it were not the Administrative Agent or such Affiliate, as the case may be. The Administrative Agent and its Affiliates may generally engage in any kind of business with the Transferor or the Trustee, any Obligor or any of their respective Affiliates and any Person who may do business with or own securities of any of the foregoing, all as if it were not the Administrative Agent or such Affiliate, as the case may be, and without any duty to account therefor to the Owners.

        Section 9.04. Purchase Decision. Each Owner acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Owner or any of their respective Affiliates, and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and to invest in the Certificates (or such interest therein as such Owner may hold). Each Owner also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Owner or any of their respective Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement or any related agreement, instrument or other document.

        Section 9.05. Indemnification. Each Owner (other than the Purchaser) agrees to indemnify the Administrative Agent (to the extent not reimbursed by any the Transferor), ratably according to its share of the Certificate Principal Balance from time to time, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any related agreement, instrument or document, or any action taken or omitted by the Administrative Agent under this Agreement, or any related agreement, instrument or document; provided, however, that an Owner shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct.

Without limitation of the generality of the foregoing, each Owner (including the Purchaser, but only to the extent the Purchaser is reimbursed by the Transferor for such a expenses) agrees to reimburse the Administrative Agent, ratably according to its share of the Certificate Principal Balance from time to time, promptly upon demand, for any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or and related agreement, instrument or document.

        Section 9.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving 30 days' notice thereof to the Owners, the Transferor and the Trustee and such resignation shall become effective upon the appointment and acceptance of a successor Administrative Agent as described below. Upon any such resignation, the Owners shall have the right to appoint a successor Administrative Agent approved by the Transferor (which approval will not be unreasonably withheld or delayed). If no successor Administrative Agent shall have been so appointed by the Owners and accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Owners, appoint a successor Administrative Agent approved by the Transferor (which approval will not be unreasonably withheld or delayed), which successor Administrative Agent shall be (i) either (a) a commercial bank having a combined capital and surplus of at least $250,000,000 or (b) an Affiliate of such bank and (ii) experienced in the types of transactions contemplated by this Agreement. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

                                   ARTICLE TEN

                                  MISCELLANEOUS

        Section 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Transferor or the Servicer herefrom, shall in any event be effective unless (i) the same shall be in writing and signed by the Transferor, the Servicer, the Required Owners and the Administrative Agent, and (ii) each Rating Agency then rating the Commercial Paper Notes shall have confirmed that such amendment, waiver or consent will not result in a reduction or withdrawal of its then-current rating of such Commercial Paper Notes. Any such amendment, waiver or consent shall be effective in any event only in the specific instance and for the specific purpose for which given.

        Section 10.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telecopies, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, as to each party hereto, at its address set forth below or at such other address as shall be designated by such party in a written notice to the other party hereto. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answer back or delivered to the cable company, respectively.

        If to the Purchaser:

                             Variable Funding Capital Corporation
                             c/o First Union Securities, Inc.
                             One First Union Center, TW-9
                             Charlotte, North Carolina  28288
                             Attention:  Conduit Administration
                             Facsimile No.:  (704) 383-6036
                             Confirmation No.:  (704) 383-9343

        With a copy to the Administrative Agent;

        If to the Administrative Agent:

                             First Union Securities, Inc.
                             One First Union Center, TW-9
                             Charlotte, North Carolina  28288
                             Attention:  Bennett S. Cole
                             Facsimile No.:  (704) 374-3254
                             Telephone No.:  (704) 383-3766

        If to the Transferor or the Servicer:

                             NextBank, N.A.
                             595 Market Street
                             Suite 1800
                             San Francisco, California 94105
                             Attention: Chief Financial Officer
                             Telephone No.:  (415) 826-9700
                             Telecopier No.: (415) 836-9701

        Section 10.03. No Waiver; Remedies. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        Section 10.04.  Binding Effect; Assignability.

        (a) This Agreement shall be binding upon each of and inure to the benefit of the Transferor, the Servicer, the Administrative Agent, the Owners and their respective successors and permitted assigns.

        (b) Neither the Transferor nor the Servicer may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Required Owners and the Administrative Agent.

        (c) An Owner may, at any time, subject to the terms and conditions hereinafter set forth and the terms and conditions of the Supplement, (i) without the consent of the Transferor, assign, or grant undivided participation interests in, any or all of its rights and obligations hereunder or under the Certificates to the Purchaser, any Liquidity Provider, any Enhancement Provider or First Union Securities and (ii) with the prior written consent of the Transferor, such consent not to be unreasonably withheld, assign, or grant undivided participation interests in, any or all of its rights and obligations hereunder or under the Certificates to any other Person; provided, however, that
(A) without the prior written consent of the Transferor, such consent not to be unreasonably withheld, no participant (other than the Purchaser, a Liquidity Provider, any Enhancement Provider or First Union Securities) or Affected Party claiming through a participant (other than the Purchaser, a Liquidity Provider, an Enhancement Provider or First Union Securities) shall be entitled to receive any payment pursuant to Sections 2.07, 2.08, 2.09 or 9.02 in excess of the amount that the Owner granting such participation interest would have been entitled to receive had such participation interest not been sold to such participant; (B) in the case of any transfer by sale, assignment or participation, the transferee as a condition of transfer shall be subject to compliance with Sections 2.09(e) and (f) hereof; (C) the aggregate number of Owners at any time shall not exceed [*] (excluding, if applicable, any Federal Reserve Bank to which a pledge is made); and (D) no assignment or participation hereunder shall be effective unless the Administrative Agent shall have first consented thereto in writing, such consent being required for the purpose of assuring compliance with the requirements of this Section. Any assignment or grant of a participation interest by an Owner pursuant to this Section


*Confidential treatment requested.

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


shall be effected pursuant to documentation satisfactory in form and substance to the Administrative Agent. Upon the consummation of any such assignment or sale hereunder, the assignee shall be subject to all of the obligations and entitled to all of the rights and benefits of the assignor hereunder. The Administrative Agent shall promptly notify the Transferor of any sale, assignment or participation under this Section. The Purchaser hereby agrees that promptly following the sale of any assignment or participation by any Liquidity Provider or Enhancement Provider of all or any portion of its rights and obligations under the applicable Liquidity Agreement or Enhancement Agreement, the Purchaser, to the extent that the Transferor's prior consent to such assignment or participation is not required hereunder, shall notify the Transferor thereof, specifying the transferor, the transferee and the extent of the applicable assignment or participation.

        (d) It is expressly agreed that, in connection with any assignment, sale or other transfer or any proposed assignment, sale or other transfer of any Certificate or any interest therein, each Owner making or proposing to make such assignment, sale or other transfer may provide such information regarding the Receivables, the Trust, the Pooling and Servicing Agreement and the Supplement as such Owner may deem appropriate to any such assignee, purchaser or other transferee or proposed assignee, purchaser or other transferee, as applicable (any such Person being a "Transferee"), of such Certificate or such interest therein, provided that the Transferor shall have the right to review and participate in the preparation of such information for distribution to any Transferee and, provided, further, that prior to any such disclosure of such information, such Transferee shall have agreed to maintain the confidentiality of such information designated by the Transferor as confidential on substantially the basis set forth in Section 10.10.

        (e) Except as otherwise expressly provided herein, no owner shall assign, sell or otherwise transfer any Certificates or any interest therein to any Person unless such Person delivers to the Transferor a duly executed letter substantially in the form of the Investment Letter.

        (f) The Administrative Agent may assign at any time its rights and obligations hereunder and interests herein as Administrative Agent (i) without the consent of the Owners or the Transferor, to any Affiliate of First Union Securities and (ii) with the prior written consent of the Transferor (such consent not to be unreasonably withheld), to any other Person.

        (g) Each Owner may assign and pledge all or a portion of such Owner's interest in the Certificates to any Federal Reserve Bank as collateral to secure any obligation of such Owner to such Federal Reserve Bank. Notwithstanding anything to the contrary herein or in the Supplement, such assignment may be made at any time without notice or other obligation with respect to the assignment, including the delivery of an Investment Letter.

        (h) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Collection Date; provided, however, that the provisions of Sections 8.01, 8.02, 10.07, 10.09 and 10.10 shall be continuing and shall survive any termination of this Agreement.


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


        (i) To the extent that pursuant to the terms of the Supplement or this Agreement, the Transferor has the right to procure a replacement for the Administrative Agent or any Owner, and the Person proposed to be replaced is either First Union Securities or the Purchaser, the Transferor agrees that it shall not be entitled to replace either such Person in any capacity under or in connection with this Agreement or the Supplement unless each of the Purchaser and First Union Securities is replaced in each and every capacity in which it acts under or in connection with this Agreement and the Supplement. Without limiting the foregoing, each of the Purchaser and the Administrative Agent hereby agrees to take all actions necessary to permit a replacement to succeed to its respective rights and obligations hereunder.

        Section 10.05. Certificates as Evidence of Indebtedness. It is the intent of the Transferor, the Purchaser and the other Owners that, for all federal, state, local and foreign taxes, the Certificates will be evidence of indebtedness of the Transferor. Each of the Transferor, the Purchaser and the other Owners agrees to treat the Certificates for purposes of all federal, state, local and foreign taxes as indebtedness of the Transferor secured by the Receivables and other assets held in the Trust.

        Section 10.06. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW PROVISIONS EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

        Section 10.07.  No Proceedings.

        (a) The Transferor, each Owner and the Administrative Agent each hereby agrees that it will not, prior to the date that is one year and one day after the latest maturing commercial paper note, medium term note or other debt instrument issued by the Purchaser has been issued, acquiesce, petition or otherwise invoke or cause the Purchaser to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against the Purchaser under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Purchaser or any substantial part of its property or ordering the winding-up or liquidation of the affairs of the Purchaser. The Transferor, each Owner and the Administrative Agent each hereby further agrees that prior to the date that is one year and one day after the latest maturing commercial paper note, medium term note or other debt instrument issued by the Purchaser has been issued, amounts payable by the Purchaser under or in connection with this Agreement as reimbursement for out-of-pocket expenses or indemnification shall be payable only to the extent that payment thereof will not render the Purchaser insolvent and is made from funds of the Purchaser that are freely distributable by the Purchaser at the Purchaser's discretion.

        (b) Each Owner and the Administrative Agent hereby agrees that it will not, prior to the date that is one year and one day after the termination of the Pooling and Servicing Agreement with respect to the Trust or the Transferor, acquiesce, petition or otherwise invoke or cause the Trust or the Transferor to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against the Trust or the Transferor under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Trust or the Transferor or any substantial part of its property or ordering the winding-up or liquidation of the affairs of the Trust or the Transferor. Each Owner and the Administrative Agent each further agrees that prior to the date that is one year and one day after the termination of the Pooling and Servicing Agreement with respect to the Transferor, amounts payable by the Transferor under or in connection with this Agreement as reimbursement for out-of-pocket expenses or indemnification shall be payable only to the extent that payment thereof will not render the Transferor insolvent and is made from funds of the Transferor that are freely distributable by the Transferor at the Transferor's discretion.

        (c) The provisions of this Section shall survive the termination of this Agreement.

        Section 10.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

        Section 10.09. No Recourse.

        (a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Purchaser (whether in its capacity as the Purchaser or as an Owner under this Agreement) as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any incorporator, affiliate, stockholder, officer, employee or director of the Purchaser, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise (except to the extent that recourse against any such Person arises from the gross negligence or willful misconduct of such Person); it being expressly agreed and understood that the agreements of the Purchaser contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of the Purchaser, provided that, such obligations shall be paid only after the repayment in full of all Commercial Paper Notes and all other liabilities contemplated in the program documents with respect to the Purchaser, and that no personal liability whatsoever shall attach to or be incurred by any incorporator, stockholder, affiliate, officer, employee or director of the Purchaser, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Purchaser contained in this Agreement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of each incorporator, stockholder, affiliate, officer, employee or director of the Purchaser, or any of them, for breaches by the Purchaser of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, or by statute or constitution, or otherwise, is hereby expressly waived except to the extent that such personal liability of any such Person arises from the gross negligence or willful misconduct of such Person.

        (b) Notwithstanding anything contained in this Agreement, the Purchaser shall have no obligation to pay any amount required to be paid by it hereunder to any of the Liquidity Provider, the Administrative Agent or any Owner, in excess of any amount available to the Purchaser after paying or making provision for the payment of its Commercial Paper Notes. All payment obligations of the Purchaser hereunder are contingent upon the availability of funds in excess of the amounts necessary to pay Commercial Paper Notes; and each of the Liquidity Provider, the Administrative Agent and each Owner agrees that they shall not have a claim under Section 101(5) of the United States Bankruptcy Code if and to the extent that any such payment obligation exceeds the amount available to the Purchaser to pay such amounts after paying or making provision for the payment of its Commercial Paper Notes.

        (c) The provisions of this Section shall survive the termination of this Agreement.

        Section 10.10. Confidentiality. Each Owner and the Administrative Agent hereby agrees to take such measures as shall be reasonably requested by the Transferor to protect and maintain the confidentiality of such information relating to the Receivables as such Transferor may from time to time expressly identify to such Owner or the Administrative Agent (as the case may be) as confidential information; provided, however, that none of the Owners or the Administrative Agent shall be obligated to take or observe any such measure if to do so would, in the reasonable judgment of such Owner or the Administrative Agent, as the case may be, (i) be inconsistent with any Requirement of Law or compliance by such Owner or the Administrative Agent with any binding request of any regulatory body having jurisdiction over such Owner or the Administrative Agent, as the case may be or (ii) materially and adversely affect the ability of such Owner or the Administrative Agent to perform its obligations hereunder or in connection herewith or to enforce its rights hereunder or in connection herewith.



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

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                 NEXTBANK, N.A.



                                 By:/s/ John V. Hashman
                                    --------------------------------------------
                                    Name:
                                    Title:

                                 VARIABLE FUNDING CAPITAL CORPORATION

                                 By:  FIRST UNION SECURITIES, INC., as
                                 attorney-in-fact



                                 By:[Illegible]
                                    --------------------------------------------
                                    Name:
                                    Title:

                                 FIRST UNION SECURITIES, INC.,



                                 By:[Illegible]
                                    --------------------------------------------
                                    Name:
                                    Title:



                                       39